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                                                                    Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:  Adam C. Derbyshire            Mike Freeman
          Vice President and            Director, Investor Relations and
          Chief Financial Officer       Corporate Communications
          919-862-1000                  919-862-1000


          SALIX PHARMACEUTICALS ACQUIRES BALSALAZIDE RIGHTS FOR JAPAN, KOREA AND TAIWAN

RALEIGH, NC, August 27, 2001 - Salix Pharmaceuticals, Ltd. (Nasdaq:SLXP) today announced that it has acquired the exclusive right and license to develop, manufacture and commercialize balsalazide in Japan, Korea and Taiwan. Salix Pharmaceuticals previously had acquired an exclusive license from Biorex Laboratories Limited for worldwide balsalazide rights, excluding Japan, Korea and Taiwan. Under the new agreement, Biorex will participate in any future payments, milestone revenues and royalties paid to Salix related to balsalazide in Japan, Korea and Taiwan. Salix Pharmaceuticals intends to seek a corporate partner for balsalazide in these territories.

Salix began marketing balsalazide disodium, its new first-line therapy for the treatment of mildly to moderately active ulcerative colitis, under the trade name COLAZAL(TM) in the United States in January 2001. In May 2000, Salix sold the commercial rights to balsalazide to Shire Pharmaceuticals Group plc for Austria, Belgium, Denmark, Finland, France, Germany, Iceland, Republic of Ireland, Luxembourg, Norway, The Netherlands, Switzerland, Sweden and the United Kingdom. Salix has previously licensed the exclusive rights to balsalazide to Menarini Pharmaceutical Industries S.R.L. for Italy, Spain, Portugal and Greece.

Salix Pharmaceuticals, Ltd., headquartered in Raleigh, North Carolina, develops and markets prescription pharmaceutical products for the treatment of gastrointestinal diseases. Salix's strategy is to in-license proprietary therapeutic drugs which have an existing database of positive, late-stage clinical data; complete the development and regulatory submission of these products; and market them through the Company's gastroenterology specialty sales force. Salix's lead
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product is COLAZAL(TM), an anti-inflammatory drug approved for the treatment of mildly to moderately active ulcerative colitis. The Company launched the product in the U.S. through its specialty sales force in January 2001. Salix's follow-on product candidate is rifaximin, currently in development for the potential treatment of infections of the lower gastrointestinal tract. The Company currently intends to submit an NDA for rifaximin for the treatment of infectious diarrhea to the U.S. FDA in late 2001. Salix trades on the Nasdaq National Market under the ticker symbol "SLXP."

For more information please contact the Company at 919-862-1000.

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     Please Note: This press release contains forward-looking statements regarding future events. These statements are just predictions and are subject to risks and uncertainties that could cause the actual events or results to differ materially. These risks and uncertainties include our dependence on licenses, our dependence on international distribution relationships, the uncertainty of market acceptance of COLAZAL and rifaximin, risks of clinical trials and regulatory review, and currency fluctuations. The reader is referred to the documents that the Company files from time to time with the Securities and Exchange Commission.